EXHIBIT 3.2



                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


                                MEDINA COPY, INC.
                                -----------------


         Pursuant to the provisions of section 78,390, Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST:   Amendment adopted:

         Article I is hereby amended to read as follows:

         The name of this corporation is Medina Coffee, Inc.

SECOND:  There is no change in the capital of the corporation.

THIRD:   This amendment was adopted on October 5, 1999.

FOURTH: The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is one hundred (100); that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Signed this 5th day of October, 1999.

/s/ Harry Miller
Harry Miller
PRESIDENT/SECRETARY
                             Prepared by:     Indira L. Nadarajan
                                              Articled Student
                                              Venture Law Corporation
                                              #618-688 West Hastings Street
                                              Vancouver, BC V6B 1P1


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